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                                                                      EXHIBIT 21

            Subsidiaries of Clyde Companies, Inc. (the "Registrant")


                                                                        Percentage of
                                                                         Outstanding
                                            Place of                    Stock Held by
        Name of Subsidiary                  Incorporation               the Registrant
        ------------------                  -------------               --------------
W.W. Clyde & Co., Inc.                      Utah                               100%

Geneva Rock Products, Inc.                  Utah                               100%

Utah Service, Inc.                          Utah                               100%

Beehive Insurance Agency, Inc.              Utah                               100%

J & J Building Supply, Inc.                 Utah                               100%